Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-64222) of our report dated June 26, 2009, relating to the statements of net assets available for benefits of the Panera Bread Company 401(k) Savings Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 11-K of the Panera Bread Company 401(k) Savings Plan.

/s/ Brown Smith Wallace, LLC

Brown Smith Wallace, LLC
St. Louis, Missouri
June 26, 2009